In a year filled with its share of uncertainties, we closed out 2022 achieving our revenue guidance for the full year, while ably navigating continued parts shortages and completing our largest battery manufacturing capacity expansion to date.
Revenue in Q4 2022 grew 17% compared to Q4 2021 to $80.0 million driven by Proterra Powered deliveries of 302 battery systems, up 117% year-over-year, Proterra Transit deliveries of 47 new electric buses, down (13)% year-over-year, and Proterra Energy’s delivery of 6.5 megawatts (MW) of charging solutions, up 242% year-over year.
We ended 2022 with full-year revenue of $309.4 million, representing 27% growth compared to 2021, and approximately at the midpoint of our $300-325 million revenue guidance range, despite a number of challenges confronted throughout the year including the elongated parts shortages, a surge in inflation and interest rates, and war between Russia and Ukraine. For the full year 2022, Proterra Powered and Energy revenue grew 150% compared to 2021 to $118.3 million, and Proterra Transit revenue dipped slightly by (2.3)% to $191.1 million. In addition, we ended the year with a total backlog of approximately $1.6 billion1. While we are excited about the significant potential growth we believe our backlog has us poised for in the years ahead, we are disappointed with our 2022 gross margins, which were pressured mostly by the impact of inflation, supply chain disruptions, supplier penalties, underutilization of bus capacity, inventory and year-end accounting true-ups, and start-up costs from our new Powered 1 factory.
Over the last few years, we have invested a great deal of capital, time, and effort expanding our business from its foundational base producing electric transit buses to become a leading supplier of battery and electrification technology to commercial and industrial vehicle OEMs in the United States and Europe. In 2022, we made progress towards this goal, just as we see electric vehicle adoption expanding from buses to trucks and other commercial and industrial vehicles. With Powered 1 online and expected to ramp production in 2023, our plans to consolidate bus manufacturing in Greenville in Q2 2023, and our recent workforce restructuring announced in Q1 2023, we have laid the groundwork for a reduction in costs which we expect to help reduce our cash consumption and improve our path to potential profitability.

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1Backlog is defined: (a) for Proterra Powered as the minimum order quantities contracted under our supply agreements. Our supply agreements all include annual volume targets over the life of the contract that aren’t necessarily committed. We include in our backlog only committed volumes subject to either take-or-pay arrangements and/or penalties for not meeting the committed volumes; and (b) for Proterra Transit as all contracted orders and letters of intent to purchase a specific number of buses.Though letters of intent are technically cancellable, they are included in contracted backlog, as Proterra Transit’s LOIs in practice exhibit a low cancellation rate of less than 3%, because funding has already been allocated to the bus purchase, and the customer and Proterra have committed to moving ahead to signing a final contract within a set time frame

PROTERRA POWERED & ENERGY
In Q4 2022, Proterra Powered & Energy revenue grew 141% to $31.5 million, from $13.0 million in Q4 2021, driven by strong growth in deliveries for both Proterra Powered and Proterra Energy.
Proterra Powered delivered battery systems for 302 vehicles in Q4 2022, up 117% from 139 in Q4 2021. For the full year, Proterra Powered delivered 1,229 battery systems, up 350% year-over year, with deliveries spanning 17 different commercial and industrial vehicle manufacturers, including prototypes and production vehicles. Through the end of 2022, Proterra Powered has delivered battery systems for more than 1,600 vehicles to OEMs since 2018 (excluding more than 1,000 for Proterra Transit).

Battery production (including batteries produced internally for Proterra Transit) grew 98% year-over-year to 87 MWh in Q4 2022, compared to 44 MWh in Q4 2021. For the full year 2022, we produced 342 MWh of batteries, up 81% from 189 MWh in 2021.
Complementing significant growth we are seeing in electric school bus demand spurred by industry-wide funding availability of up to $1 billion per year from the EPA’s Clean Bus School Program, we are also experiencing encouraging momentum with electric trucks.
In addition, Proterra Energy deliveries of charging solutions grew 242% to 6.5 MW in Q4 2022, compared to 1.9 MW in Q4 2021, albeit below the 22.5 MW delivered in Q3 2022, which included our largest project to date: 9 MW delivered to Miami-Dade Transit. Deliveries spanned 14 different customers during Q4 2022 and included one of our megawatt-scale fleet chargers. More than 3 MW, or 52%, of deliveries were to non-transit bus customers. For the full year 2022, Proterra Energy delivered 35 MW, up 143% year-over-year.
At the end of 2022, Proterra Powered & Energy’s backlog totaled approximately $1 billion.

PROTERRA TRANSIT
Proterra Transit delivered 47 new electric transit buses in Q4 2022, down 13% year-over-year as continued shortages in wiring harnesses in particular hampered bus production output in the quarter. Deliveries in Q4 included both existing customers, such as Miami-Dade Transit and CityBus in Santa Rosa, California, as well as a new customer, University of California, San Diego. In addition, we delivered four pre-owned buses in the quarter. Altogether, revenue declined 12% to $48.5 million in Q4 2022, compared to $55.4 million in Q4 2021.
For the full year 2022, Proterra Transit delivered 199 new electric transit buses, down from 208 in 2021 due largely to wiring harness shortages. Proterra Transit revenue declined 2% year-over-year to $191.1 million.
At the end of 2022, Proterra Transit’s backlog was approximately $0.6 billion, up about $100 million from the end of 2021.

Q4 2022 & FY 2022 FINANCIALS
In Q4 2022, total revenue grew 17% to $80.0 million, compared to $68.4 million in Q4 2021 while total revenue for 2022 grew 27% year-over-year to $309.4 million compared to $242.9 million in 2021.
Gross loss in Q4 2022 was $(20.3) million, compared to a gross loss of $(2.8) million in Q4 2021. We do not believe Q4 2022 gross margins are representative of our potential profitability. On one hand, it includes a number of noteworthy expenses in Q4 2022, including a $7.7 million penalty related to minimum commitments to purchase bus bodies, $5 million of inventory and other year-end accounting true-ups, and $2.8 million of start-up costs associated with the construction of our new Powered 1 battery manufacturing facility. Moreover, Q4 2022 margins were impacted by manufacturing inefficiencies and underutilization related to parts shortages. For the full year 2022, gross loss was $(24.0) million, compared to gross profit of $2.1 million in 2021, mostly due to the Q4 2022 period costs described above, as well as $6.3 million in start-up costs for Powered 1 in 2022.
As part of our initiatives in 2023 to improve operational efficiency, streamline supply chain and distribution logistics, and reduce organizational complexity and facility costs, we announced plans in January 2023 to close our City of Industry facility with all Proterra Transit electric bus production to be consolidated at our Greenville facility by the start of Q2 2023, and City of Industry’s battery production to be consolidated at Powered 1 by the end of Q3 2023. We expect this to improve Proterra’s contribution to gross margin by the end of 2023.
Research and development expense grew 50% year-over-year to $18.8 million in Q4 2022, compared to $12.5 million in Q4 2021, largely due to continued investment in new product development and customer programs to support anticipated future growth. Selling, general and administrative expense grew 35% year-over-year to $34.6 million in Q4 2022, compared to $25.5 million in Q4 2021, largely due to personnel costs, start-up expense for our Powered 1 facility, and stock-based compensation expense. While total operating expenses grew 40% year-over-year to $53.3 million in Q4 2022, from $38.0 million in Q4 2021, they declined 6% from $56.7 million in Q3 2022. For the full year 2022, operating expenses grew 52% year-over to $196.9 million, and included $20.1 million of stock-based compensation expense.
Net loss was $(81.0) million in Q4 2022, compared to a net loss in Q4 2021 of $(45.1) million. Full-year 2022 net loss was $(238.0) million, compared to a net loss of $(250.0) million in 2021. Adjusted EBITDA* loss was $(59.6) million in Q4 2022, compared to an Adjusted EBITDA loss of $(32.4) million in Q4 2021. For the full year 2022, Adjusted EBITDA loss was $(172.8) million, compared to an Adjusted EBITDA loss of $(97.1) million in 2021.
Capital expenditures totaled $17.6 million in Q4 2022, compared to $10.5 million in Q4 2021, and $59.5 million for the full year 2022, up from $23.4 million in 2021, largely related to the build-out of Powered 1. As of December 31, 2022, cash, cash equivalents and short-term investments totaled $298.1 million. We ended Q4 2022 with basic shares outstanding of 226.3 million, and $170.8 million in convertible debt balance outstanding.

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*Adjusted EBITDA is a non-GAAP financial measure. See “Non-GAAP Financial Measures” and “Net Income (Loss) to Adjusted EBITDA Reconciliation” below for a description of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income (loss), the closest comparable GAAP measure.

DEBT COVENANT DISCLOSURES
As reported in our 8-K filed on February 17, 2023 with respect to our outstanding debt, we received a limited waiver under our Convertible Notes of the minimum liquidity covenant (described in the 8-K) for the quarter ending December 31, 2022. We also expect that our audit report, which will be included in our Annual Report on Form 10-K for 2022, will contain a going concern qualification which would be an event of default under our debt agreements. As a result, we obtained a prospective limited waiver of the applicable covenants under our Convertible Notes until March 31, 2023 with respect to the audit report to be included in our 2022 Annual Report on Form 10-K. If we are unable to obtain a waiver beyond March 31, 2023, we will be in default under our Convertible Notes. In addition, we may not satisfy the minimum liquidity covenant for the quarter ended March 31, 2023, which would also be a default under our debt agreements. We are working with our debt holders to come to a resolution; but we cannot guarantee a resolution on a timely basis, on favorable terms or at all.

OUTLOOK
All in, we believe we made tremendous progress on our long-term business plan in 2022. After years of investment in our technology, product portfolio, and manufacturing capabilities, we believe we have successfully leveraged our early leadership in electric transit buses to become a premier provider of battery and electrification technology to the broader commercial and industrial vehicle market in the United States and Europe.
Exiting 2022 with (a) Proterra Powered & Energy’s backlog at almost $1 billion (or $1.6 billion in total including Proterra Transit), (b) multiple GWh of U.S. battery manufacturing capacity with production started and ramping at our new Powered 1 factory, and (c) battery cell supply under contract through 2028, we believe Proterra Powered & Energy is likely to generate the majority of our revenue for the first time this year.
In 2021, we expanded our backlog significantly from buses and stepvans to trucks, delivery vans, and construction and port equipment. In 2022, we constructed the first and largest purpose-built multi-GWh battery manufacturing facility in Proterra’s history. In 2023, we expect to focus on fulfilling this backlog and efficiently ramping battery production while also working to improve gross margins, narrow our losses, and reduce cash consumption.
We establish full-year 2023 guidance for revenue in a range of $450 million to $500 million, representing anticipated growth of between 45% and 61% year-over-year. Though we expect initial production inefficiencies and underutilization at Powered 1 to translate into gross losses in the first half of the year, we expect positive gross margin in the second half of 2023. In addition, following our workforce restructuring announced in January 2023, we expect operating expenses to decline approximately $15 million in 2023. We also expect capital expenditures of approximately $25 million for the full year 2023.2
As the commercial vehicle market converts to zero emission power trains, we believe the combination of our Proterra Powered battery technology, our Proterra Energy charging solutions, our Valance SaaS product and our Proterra Transit buses establish Proterra as a unique brand that is well positioned to provide commercial vehicle manufacturers and fleet operators with solutions to their future needs. We couldn’t be more thrilled about the central role we have established in this new era of commercial vehicle electrification. We express eternal gratitude to all our employees —past and present— who helped us on our journey.

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2Revenue, capital expenditures, operating expenses and gross margin guidance does not take into account the potential impacts of any event of default under our debt instruments or any resulting consequences thereof.

WEBCAST INFORMATION
Proterra will provide a live webcast of its Q4 2022 and FY 2022 financial results conference call beginning at 2:00 p.m. PT on March 15, 2023, at the “Events and Presentations” section of our investor relations website at ir.proterra.com. This webcast will also be available for replay for approximately one year thereafter.
FORWARD-LOOKING STATEMENTS
This quarterly letter contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally relate to Proterra’s potential and future performance, the current and future outlook of the North American and European electric transit bus market and the markets for other electric commercial vehicles, the impact of legislation on the market for electric vehicles, including funding awards and tax credit programs, Proterra’s guidance for fiscal 2023 (including our estimates for total revenue, gross margin, operating expense, capital expenditures, and cash, cash equivalents and short-term investments); expectations with respect to Proterra’s ability to comply with, or obtain waivers or amendments to, the terms of the convertible notes or the senior credit facility and the consequences of any such failure, including its ability to meet its working capital needs and adverse effects on our business and operating results; expectations regarding Proterra Transit and Proterra Powered & Energy anticipated revenue, backlog, mix of revenue, profitability and margins, the future impact of Proterra’s customer agreements, supply chain arrangements, growth plans including expectations for production at our new battery factory, Powered 1, consolidation of our bus manufacturing facilities, and expected new orders, and the future impact of supply chain initiatives, and supply chain and production disruption expectations with respect to macroeconomic impacts and demand for Proterra’s products, expectations regarding future demand of Proterra’s products, and expectations for 2023 performance. Forward-looking statements are predictions, projections, expectations and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to significant risks and uncertainties. Many factors could cause actual future events to differ materially from the forward- looking statements in this quarterly letter, including risks and uncertainties set forth in them sections entitled “Risk Factors” in Proterra’s Annual Report for the year ended December 31, 2021 filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 14, 2022, and in Proterra’s quarterly re- ports and Proterra’s future filings with the SEC, including Proterra’s Annual Report for the year ended December 31, 2022. These filings identify and address other important risks and uncertain- ties that could cause actual events and results to differ materially from those contained in the forward-looking statements. The forward- looking statements included in this quarterly letter speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Proterra assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Proterra does not give any assurance that it will achieve its expectations.
NON-GAAP FINANCIAL MEASURES
This quarterly letter contains a presentation of Adjusted EBITDA, a supplemental non-GAAP financial measure of operating performance we use to evaluate our ongoing operations. Adjusted EBITDA is not defined under GAAP and may not be comparable to similarly titled measures used by other companies and should not be considered a substitute for other results reported in accordance with GAAP. We define Adjusted EBITDA as net income (loss), adjusted for the effects of financing, non-recurring items, depreciation on capital expenditures, and other non-cash items such as stock-based compensation, (gain) loss on valuation of derivative and warrant liabilities, gain on debt extinguishment, and other items like start-up costs for new facilities. We believe this measure is a useful financial metric for business planning purposes and to assess the operating performance from period to period by excluding certain items we believe are not representative of our core business. We believe that this non-GAAP financial information, when taken collectively, may be helpful to investors in assessing Proterra’s operating performance.

We believe that the use of Adjusted EBITDA provides an additional tool for investors to use in evaluating ongoing operating results and trends because it eliminates the effect of financing, non-recurring items, capital expenditures, and non-cash expenses such as stock-based compensation and (gain) loss on valuation of derivative and warrant liabilities and provides investors with a means to compare Proterra’s financial measures with those of comparable companies, which may present similar non GAAP financial measures to investors. However, investors should be aware that when evaluating Adjusted EBITDA, we may incur future expenses similar to those excluded when calculating these measures. In addition, our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our computation of Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies because not all companies calculate these measures in the same fashion. Because of these limitations, Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA on a supplemental basis. Investors should review the reconciliation of net loss to Adjusted EBITDA below and not rely on any single financial measure to evaluate our business.

OPERATING METRICS

	1Q20	2Q20	3Q20	4Q20	1Q21	2Q21	3Q21	4Q21	1Q22	2Q22	3Q22	4Q22
Proterra Transit New Buses Delivered	53	36	33	48	48	54	52	54	40	52	60	47
Proterra Powered Battery Systems Delivered	4	38	32	33	26	30	78	139	287	348	292	302
MW Charging Infrastructure Installed	2.6	2.4	12.3	2.5	5.4	4.6	2.6	1.9	3.3	3.0	22.5	6.5

NET LOSS TO ADJUSTED EBITDA RECONCILIATION (Unaudited)

	Three Months Ended December 31		Year Ended December 31,
(in thousands)	2022	2021	2022	2021
Net loss	$(80,990)	$(45,138)	$(237,950)	$(250,006)
Add (deduct):
Interest expense, net	7,397	6,694	28,588	50,982
Provision for income taxes	—	16	—	16
Depreciation and amortization expense	3,023	4,014	12,606	15,689
Stock-based compensation expense	5,527	4,796	21,840	16,061
(Gain) loss on valuation of derivative and warrant liabilities	—	(2,736)	—	70,177
Gain on debt extinguishment	—	—	(10,007)	—
Other items (1)	5,437	—	12,105	—
Adjusted EBITDA	$(59,606)	$(32,354)	$(172,818)	$(97,081)
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(1)Represents the start-up costs for the Powered 1 factory at Greer, South Carolina, which is still under construction.

INVESTOR RELATIONS CONTACT:	PRESS CONTRACT:

Aaron Chew	Shane Levy
VP of Investor Relations	Communications
ir@proterra.com	pr@proterra.com

Proterra Inc
Consolidated Statements of Operations
(Unaudited) (in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Product revenue	$74,204	$65,049	$288,400	$232,450
Parts and other service revenue	5,792	3,362	20,964	10,410
Total revenue	79,996	68,411	309,364	242,860
Product cost of goods sold	94,141	66,629	311,884	229,142
Parts and other service cost of goods sold	6,122	4,577	21,471	11,666
Total cost of goods sold	100,263	71,206	333,355	240,808
Gross profit (loss)	(20,267)	(2,795)	(23,991)	2,052
Research and development	18,779	12,529	63,650	43,840
Selling, general and administrative	34,568	25,514	133,214	85,841
Total operating expenses	53,347	38,043	196,864	129,681
Loss from operations	(73,614)	(40,838)	(220,855)	(127,629)
Interest expense, net	7,397	6,694	28,588	50,982
Gain on debt extinguishment	—	—	(10,201)	—
(Gain) loss on valuation of derivative and warrant liabilities	—	(2,736)	—	70,177
Other expense (income), net	(21)	326	(1,292)	1,202
Loss before income taxes	(80,990)	(45,122)	(237,950)	(249,990)
Provision for income taxes	—	16	—	16
Net loss	$(80,990)	$(45,138)	$(237,950)	$(250,006)
Net loss per share of common stock:
Basic	$(0.36)	$(0.21)	$(1.06)	$(2.07)
Diluted	$(0.50)	$(0.43)	$(1.08)	$(2.07)
Weighted average shares used in per share computation:
Basic	225,841	218,866	224,301	120,886
Diluted	251,452	243,748	249,156	120,886

Proterra Inc
Consolidated Balance Sheets
(Unaudited) (in thousands, except per share data)

	December 31,
	2022	2021
Assets:
Cash and cash equivalents	$73,695	$170,039
Accounts receivable, net	130,337	81,644
Short-term investments	224,359	490,967
Inventory	169,567	114,556
Prepaid expenses and other current assets	50,893	15,300
Deferred cost of goods sold	4,304	1,816
Restricted cash, current	12,565	12,105
Total current assets	665,720	886,427
Property, plant, and equipment, net	107,552	62,246
Operating lease right-of-use assets	20,274	24,282
Restricted cash, non-current	—	460
Long-term inventory prepayment	10,000	—
Other assets	36,913	8,472
Total assets	$840,459	$981,887
Liabilities and Stockholders’ Equity:
Accounts payable	$57,822	$53,404
Accrued liabilities	33,551	20,634
Deferred revenue, current	30,017	13,821
Operating lease liabilities, current	6,876	4,084
Debt, current	122,692	—
Total current liabilities	250,958	91,943
Debt, non-current	—	110,999
Deferred revenue, non-current	37,381	22,585
Operating lease liabilities, non-current	18,098	20,963
Other long-term liabilities	17,164	15,245
Total liabilities	323,601	261,735
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.0001 par value; 500,000 shares authorized; and 226,265 shares and 221,960 shares issued and outstanding as of December 31, 2022 and 2021, respectively	22	22
Preferred stock, $0.0001 par value; 10,000 shares authorized and zero shares issued and outstanding as of December 31, 2022 and 2021	—	—
Additional paid-in capital	1,613,556	1,578,943
Accumulated deficit	(1,096,175)	(858,225)
Accumulated other comprehensive loss	(545)	(588)
Total stockholders’ equity	516,858	720,152
Total liabilities and stockholders’ equity	$840,459	$981,887

Proterra Inc
Consolidated Statements of Cash Flows
(Unaudited) (in thousands)

	Year Ended December 31,
	2022	2021
Cash flows from operating activities:
Net loss	$(237,950)	$(250,006)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	12,606	15,689
Loss on disposal of fixed assets	205	645
Stock-based compensation	21,840	16,061
Amortization of debt discount and issuance costs	14,297	34,809
Accretion of debt end of term charge and PIK interest	7,475	8,207
Gain on debt extinguishment	(10,007)	—
Loss on valuation of derivative and warrant liabilities	—	70,177
Others	(1,931)	1,281
Changes in operating assets and liabilities:
Accounts receivable	(48,693)	(29,928)
Inventory	(54,495)	(20,181)
Prepaid expenses and other current assets	(35,671)	(8,021)
Deferred cost of goods sold	(2,488)	221
Operating lease right-of-use assets and liabilities	3,936	30
Other assets	(13,521)	(1,974)
Accounts payable and accrued liabilities	14,850	27,447
Deferred revenue, current and non-current	30,991	6,586
Other non-current liabilities	1,949	2,696
Net cash used in operating activities	(296,607)	(126,261)
Cash flows from investing activities:
Purchase of investments	(446,418)	(587,846)
Proceeds from maturities of investments	690,000	164,000
Purchase of property and equipment	(59,475)	(23,435)
Net cash provided by (used in) investing activities	184,107	(447,281)
Cash flows from financing activities:
Merger and PIPE financing	—	644,695
Payment of tax withholding obligations on earnout shares	—	(634)
Repayment of debt	—	(17,083)
Repayment of finance obligation	—	(2,642)
Proceeds from (repayment of) government grants	(700)	1,323
Proceeds from exercise of stock options and warrants	9,779	6,790
Proceeds from employee stock purchase plan	2,994	—
Other financing activities	4,083	—
Net cash provided by financing activities	16,156	632,449
Net increase (decrease) in cash and cash equivalents, and restricted cash	(96,344)	58,907
Cash and cash equivalents, and restricted cash at the beginning of year	182,604	123,697
Cash and cash equivalents, and restricted cash at the end of year	$86,260	$182,604

Proterra Inc
Consolidated Statements of Cash Flows
(Unaudited) (in thousands)

	Year Ended December 31,
	2022	2021
Supplemental disclosures of cash flow information:
Cash paid for interest	$8,467	$9,074
Cash paid for income taxes	—	15
Non-cash investing and financing activity:
Assets acquired through accounts payable and accrued liabilities	$4,113	$4,955
Non-cash transfer of leased assets to inventory	515	2,046
Reclassification of Convertible Notes warrants liability upon exercise	—	17,696
Conversion of Convertible Notes into common stock	—	48,607
Reclassification of remaining Convertible Notes warrants liability upon the reverse recapitalization	—	69,320
Reclassification of derivative liability upon the reverse recapitalization	—	182,554
Conversion of preferred stock into common stock	—	627,315
Cashless warrant exercise	—	53,326
Non-cash long-term investment	—	1,600